Exhibit 10.5

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN BRACKETED. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

APOLLOMICS, INC.

AND

REVMAB BIOSCIENCES USA, INC.

November 12, 2019

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into as of the 12th day of November 2019 (the “Effective Date”) between Apollomics Inc. a Cayman corporation having its principal place of business at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands including its subsidiaries (“Apollomics”), and the RevMAb Biosciences USA, Inc., a California corporation, having a place of business at 830 Dubuque Ave, South Sand Francisco, CA 940280 (“RevMab”). Apollomics and RevMab are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, RevMab is the holder of [                                                                              ] (the “Licensed Patents”) and antibody Know-How. ;

Whereas, RevMab wishes to have the invention(s) of the Licensed Patents and its antibody Know-How used to generate products therefrom, [                                                                                                                   ] [                                                                                                                                           ];

Whereas, Apollomics is a company involved in development, manufacture, and commercialization of therapeutic products including checkpoint inhibitors and owns inventions and intellectual property rights around checkpoint inhibitors;

Whereas, Apollomics and RevMab desire to collaborate to develop mAb Products (as defined hereinafter); and

Whereas, RevMab is willing to grant to Apollomics, and Apollomics desires to obtain, an exclusive license in and to the Licensed Intellectual Property, including the Licensed Patents for the purposes of such collaboration and commercialization of such mAb Products in accordance with the terms and conditions of this Agreement.

Agreement

Now, therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS. As used herein, the following terms have the following meanings:

1.1 “Affiliate” means a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with a specified Party. For such purposes, “control, “controlled by” and “ under control with” will mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting equity, voting member or partnership interests, or control of a majority of the board of directors or other similar body, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity will in any event be presumptively deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares will not necessarily preclude the existence of control

1.2 “Applicable Laws” means any applicable law (including common law), statute, rule, regulation, order, judgment, or ordinance of any Governmental Authority, including those concerning environmental, health, regulatory, privacy, and safety matters.

1.3 “Apollomics Intellectual Property” means Apollomics Know-How and Apollomics Patent rights, collectively.

1.4 Apollomics Know How” means any Know-How used in or otherwise relating to [                                                                     ] or the Development, manufacture and commercialization of a mAb Product as contemplated by this Agreement that either (i) is Controlled by Apollomics’ or its Affiliate on the Effective Date or (ii) comes within Apollomics’ or its Affiliate’s Control during the Term.

1.5 “Apollomics Patent Rights” means Patent Rights, including the rights of Apollomics or its Affiliates, that (i) cover any [                                     ] or mAb Product or Apollomics Know How and (ii) are Controlled by Apollomics or its Affiliates as of the Effective Date or (iii) become Controlled by Apollomics or its Affiliates at any time during the Term. Apollomics Patent Rights include all Patent Rights related thereto.

1.6 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the term of this Agreement or following the first commercial sale of mAb Products will extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the term of this Agreement will end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means (a) for the first Calendar Year of the term of this Agreement, the period beginning on the Effective Date and ending on December 31, 2015, (b) for each Calendar Year of the term of this Agreement thereafter, each successive period beginning on January I and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the term of this Agreement, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of the expiration or termination of this Agreement.

1.8 “Clinical Candidate” means a mAb compound or analogue fulfilling the clinical candidate criteria selected by the Joint Steering Committee.

1.9 “Clinical Trials”. Clinical Trials shall mean collectively any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial and Phase IV/Post-Approval Clinical Trial, and any other trial or study in which human subjects are dosed with a drug, whether approved or investigational, in each case of a mAb Product within the Field.

1.10 “Collaboration Intellectual Property” means any and all (i) Data, Know-How and inventions that are made, generated, created or obtained by either Party (or both Parties) or their Affiliates, or the Subcontractors and other Third Party contractors of any of them (to the extent the applicable Data and Know-How is controlled by the applicable Party or its Affiliate) in the course of performing activities in the Development of mAb Product(s) under this Agreement and any other activities performed in the course of conducting the mAb Product Discovery and Testing Plan to the extent such Data, Know-How and inventions are relatedto, essential and necessary to mAb Clinical Candidates, mAb Products or RevMab’s Antibody(ies). For the avoidance of doubt, Collaboration Intellectual Property does not include any Know-How or Data or Patent Rights owned or Controlled by either Party (or their Affiliates) as of the Effective Date, (b) Know-how or Data made, generated or obtained by either Party (or their Affiliates or Third Party contractors) outside of and independently of the course of performing Development activities, (c) Patent Rights in and to inventions made by either Party (or their Affiliates or Third Party contractors) outside of and independent of, the course of performing Development Activities, or (d) any Data, Know-How and Patent Rights or inventions developed by Apollomics in performing any clinical, manufacturing, or commercialization of the mAb Product(s). All Data, Know-How and Patent Rights or inventions developed by Apollomics in performing any clinical, manufacturing, or commercialization of the mAb Product(s), shall be owned exclusively by Apollomics.

1.11 “Confidential Information” has the meaning set forth in Section 10.1.

1.12 “Control” or “Controlled” shall mean, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

1.13 “Data” shall mean any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, statistical analysis, expert opinions and reports, in any and all forms, including files, reports, raw data, source data and the like, in each case directed to, or used in the Development, of any mAb Product hereunder.

1.14 “Development” or “Develop” shall mean non-clinical research and drug development activities, and Discovery activities, which may include, toxicology, pharmacology, test method development and stability testing, process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, etc. as set forth in the mAb Product Discovery and Testing Plan. Development shall exclude clinical, manufacturing, and commercialization activities.

1.15 “Development Budget”. Development Budget shall mean the [                                 ] budget for conducting Development pursuant to the mAb Product Discovery and Testing Plan during [                                                                                                  ], as developed by the JSC.

1.16 “Development Costs”. Development Costs shall mean [                                                         ] incurred by the Parties and their Affiliates in Developing the mAb Products in the Field, in each case to the extent incurred in accordance with this Agreement.

1.17 “Diligent Efforts” mean, with respect to the efforts to be expended by any Party with respect to any objective under this Agreement, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal in a prompt and expeditious manner, as is reasonably practicable under the circumstances consistent with the terms of this Agreement.

1.18 “Discovery” shall mean the compound design, synthesis and in vitro testing activities to select a mAb Clinical Candidate.

1.19 “Dollar” means a U.S. dollar, and “$” will be interpreted accordingly.

1.20 “Effective Date” has the meaning set forth in the preamble of this Agreement.

1.21 “FDA”. FDA shall mean the United States Food and Drug Administration or any successor agency thereto.

1.22 “Field” shall mean the prevention, treatment, control or diagnosis of any and all human disorders or conditions.

1.23 “Force Majeure Event” has the meaning set forth in Section 14.4.

1.24 “GAAP” means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

1.25 “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body, including Regulatory Authorities.

1.26 “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial exemption, or any other equivalent or related regulatory submission, license or authorization.

1.27 “Indication” means an application for a label or label expansion indicating the applicable drug for an initial, expanded or additional patient population, or indicating the drug for use in combination with another treatment or drug, in each case that requires a pivotal clinical trial for Regulatory Approval.

1.28 “Information” means ideas, inventions, discoveries, diagrams, plans, concepts, formulas, practices, procedures, processes, methods, knowledge, prototypes, know-how, trade secrets, technology, designs, drawings, skill, experience, documents, apparatus, results, clinical and regulatory strategies, test data (including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions), patent and legal data, market data, and financial data or descriptions, devices, assays, chemical formulations, specifications, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable, and all improvements thereto.

1.29 “Know-How” means any information and materials, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials.

1.30 “mAb Clinical Candidate” means any Clinical Candidate encompassing a RevMab Antibody or another antibody (mutually agreed to by the parties (hereinafter referred to as “Other Antibody”), [                                                                                                                       ]. The initial RevMab Antibody(ies) and Other Antibody(ies) are set out in Exhibit D. Exhibit D may be amended from time to time to include additional RevMab Antibodies and Other Antibodyies as mutually agreed to by the Parties.

1.31 “mAb Product(s)” means any antibody product encompassing a RevMab Antibody or Other Antibody [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 ]

1.32 “mAb Product Discovery and Testing Plan” means the plan for the Parties’ Discovery and Development of the mAb Product(s) in the Field, including the Development Budget, and timelines as amended from time to time in accordance with the terms of this Agreement. The initial mAb Product Discovery and Testing Plan is attached hereto as Exhibit C.

1.33 “New Drug Application” or “NDA” means an application submitted to FDA pursuant to 21 U.S.C. § 505(b), which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining Regulatory Approval for such new drug in the United States, for a particular Indication, and also includes any Biologies License Application, in each case including, for the avoidance of doubt, amendments thereto and supplemental applications.

134. “Net Trade Sales” means, [

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 ]

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Party’s, the Affiliate’s, or Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such mAb Product and other products of the Party and its Affiliates and Sublicensees such that such mAb Product does not bear a disproportionate portion of such deductions.

Sales of a mAb Product by and between a Party and its Affiliates and Sublicensees, or between the Parties (or their respective Affiliates or Sublicensees), are not sales to Third Parties and shall be excluded from Net Trade Sales calculations for all purposes so long as such mAb Product is subsequently resold to a Third-party end user.

In the event a mAb Product is sold as part of a Combination Product (as defined below) in a country, the JSC shall establish a procedure to calculate the Net Trade Sales of such Product for the purposes of determining Pre-Tax Profit or Loss;

As used above, the term “Combination Product” means any pharmaceutical product that consists of a mAb Product and other active compounds or active ingredients or any combination of a mAb Product sold together with another pharmaceutical product for a single invoiced price (such as bundled sales of multiple products).

1.35 “Out -of-Pocket Costs” means [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 ]

1.36 “Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

1.37 “Patent Challenge” has the meaning set forth in Section 7.5.2.

1.38 “Patent Costs” means all reasonable Out-of-Pocket Costs incurred by a Party or its Affiliate in preparing, filing, prosecuting, validating, extending or maintaining Patent Rights.

1.39 “Patent Rights” means all original (priority establishing) patent applications claiming one or more inventions filed anywhere in the world, including provisionals and nonprovisionals, and all related applications thereafter filed, including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.40 “Phase I Clinical Trial” means any study in humans the principal purpose of which is preliminary determination of safety in healthy individuals or patients as described under 21 C.F.R. §312.21(a) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical trial or study.

1.41 “Phase II Clinical Trial” means a preliminary efficacy and safety or dose ranging human clinical study of a mAb Product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical trial, which shall be deemed commenced when the third patient in such study has received his or her initial dose of such mAb Product.

1.42 “Phase III Clinical Trial” means a human clinical trial designed as a pivotal study to confirm with statistical significance the efficacy and safety of a mAb Product with respect to a given Indication, which study is performed for purposes of filing an NDA, MAA or similar application to obtain Regulatory Approval for such mAb Product for such Indication in any country (regardless of whether such Clinical Trial is identified as a Phase III clinical trial on ClinicalTrials.gov), including a clinical trial as described under 21 C.F.R §312.21(c) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

1.43 “Phase IV/Post-Approval Clinical Trial” means a human clinical study initiated in a country after receipt of Regulatory Approval for a mAb Product in such country, usually within or in support of the approved mAb Product labeling (including Post-Approval Commercialization Studies).

1.44 “Post-Approval Commercialization Study” means any marketing study, epidemiological study, modeling and pharmacoeconomic study, investigator sponsored clinical trial or post-marketing surveillance study of a mAb Product, in each case that is not intended for use as a basis for obtaining Regulatory Approval (e.g., for a further indication, label expansion or otherwise) with respect to such mAb Product and that is not being conducted as a commitment made to a Regulatory Authority as a condition of, or in connection with obtaining or maintaining, a Regulatory Approval.

1.45 “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a mAb Product in the Field in a country, excluding separate pricing or reimbursement approvals that may be required.

1.46 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including FDA in the United States and EMA in the EU.

1.47 “RevMab Intellectual Property” means RevMab Know-How and RevMab Patent Rights, collectively.

1.48 “RevMab Know How” means any Know-How used in or otherwise relating to a RevMab Antibody or the Development, manufacture and commercialization of a mAb Product as contemplated by this Agreement that either (i) is Controlled by RevMab or its Affiliate on the Effective Date or (ii) comes within RevMab’s or its Affiliate’s Control during the Term, [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              ]

1.49 “RevMab Patent Rights” means Patent Rights, including the rights of RevMab or its Affiliates, that (i) cover any RevMab Antibody or mAb Product or RevMab Know How, including for the avoidance of doubt (A) [

                                                                                                                                                                                                                                          , and (B)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      ] and (ii) are Controlled by RevMab or its Affiliates as of the Effective Date or (b) become Controlled by RevMab or its Affiliates at any time during the Term. RevMab Patent Rights include all Patent Rights related thereto. RevMab’s patent applications/patent covering RevMab Antibody(ies) and its uses are listed in Exhibit A, which shall be updated from time to time.

1.50 “RevMab’s Antibody” means the antibodies owned or developed by RevMab and set forth in Exhibit D including RevMab’s CD 40 antibody as described in U.S. Patent Appl. No. 62/795,027 and further characterized as set forth in Exhibit B.

1.51 “Sublicensee” means any person or entity to which Apollomics grants a sublicense under the rights granted to Apollomics under this Agreement.

1.52 “Term” has the meaning set forth in Section 11.1.

1.53 “Territory” means the world.

1.54 “Third Party” means any person or entity other than RevMab, Apollomics, or an Affiliate of either of them.

1.55 “United States” or “U.S.” means the United States of America and its possessions, protectorates, and territories.

1.56 “Valid Claim” shall mean a claim (i) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (i) of any patent application that has not been cancelled, withdrawn or abandoned or been pending or filed more than 10 years from the earliest possible priority date for said application.

2.	MANAGEMENT OF DEVELOPMENT ACTIVITIES

2.1 Joint Steering Committee.

2.1.1 Formation; Purposes and Principles. Within [                ] after the Effective Date, Apollomics and RevMab shall establish a joint steering committee (the “JSC”), comprised of senior executives, to provide high-level oversight and decision-making regarding the Development activities of the Parties under this Agreement. The Parties anticipate that the JSC will not be involved in day-to-day implementation of activities under this Agreement. The purposes of the JSC shall be (i) to review and oversee the overall Development of the mAb Products in the Field pursuant to this Agreement and (ii) resolve matters on which the Parties are unable to reach consensus. In conducting its activities, the JSC shall operate and make its decisions consistent with the terms of this Agreement.

2.1.2 Specific Responsibilities. In addition to its overall responsibility for the Development collaboration established by this Agreement, the JSC shall in particular:

(a) review and approve substantive amendments and updates to the mAb Discovery and Testing Plan including the Development Budget;

(b) oversee and coordinate the on-going sharing and transfer of Know-How related to RevMab’s Antibody(ies) and generated in or related to the Development of mAb Products, and provide a conduit for information sharing as to the collaboration;

(c) approve and coordinate timelines for Development activities;

(d) oversee the implementation of the mAb Product Discovery and Testing Plan within the Development Budget for the Development of the mAb Product(s);

(e) review and update the mAb Discovery and Testing Plan; and

(f) perform such other functions as appropriate to further the purposes of this Agreement as agreed in writing by the Parties, including periodic evaluations of performance against goals.

2.1.3 Membership. The JSC shall be composed of an equal number of representatives appointed by each of Apollomics and RevMab. The JSC shall initially be comprised of three representatives of each Party. Each Party shall have collectively one vote as set forth in Section 2.1.4, below, regardless of the number of representatives from each Party. The JSC may from time to time change the size of the JSC. Each Party may replace JSC representatives at any time upon written notice to the other Party. The JSC shall be co-chaired by one designated representative of each Party. The co-chairperson of the JSC shall not have any greater authority than any other representative on the committee. The co-chairpersons shall be responsible for (i) calling meetings; (ii) preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (iii) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (iv) preparing and issuing minutes of each meeting within [                ] thereafter. For the avoidance of doubt, each Party may designate contractors or employees of its Affiliates as its representatives (including co-chairperson) on the JSC.

2.1.4 Decision Making. The JSC shall each operate by consensus. With respect to decisions of the JSC, the representatives of each Party shall have collectively one vote on behalf of such Party. Should the members of the JSC maintain a disagreement with respect to a matter initially arising within the JSC, such matter shall be resolved as follow.

(a) Referral to Executive Officers. If the JSC does not resolve or approve any matter properly referred to it or otherwise within the scope of its authority within [                ] after the JSC begins considering such matter, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution. If, after discussing the matter in good faith

and attempting to find a mutually satisfactory resolution to the issue, the Executive Officers fail to come to consensus within [                            ] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then, with respect to disputes or decisions regarding matters for the JSC to decide, the provisions set forth in Section 2.1.4(b)-(g) shall apply, For the avoidance of doubt, any decision that is specified in this Agreement to be made by either Party, or by both Parties, (i.e., rather than by the JSC) shall not be subject to resolution pursuant to this Section 2.1.4.

(b) Resolution by Expert. If the Parties do not reach a mutually acceptable resolution as to a JSC decision matter within the [                            ] period following referral to Executive Officers described in Section 2.1.4(a), then upon written notice by either Party (an “Expert Resolution Notice”), the Expert Dispute shall be resolved by a final, binding determination by an independent expert in the manner described in this Section 2.4.1.

(c) Selection of Expert and Submission of Positions. The Parties shall select and agree upon a mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has experience relevant to the specific subject matter of the particular Expert Dispute (the “Expert”). If the Parties are unable to mutually agree upon an Expert within [                            ] following the delivery of the Expert Resolution Notice, then upon request by either Party, then the Expert shall be an arbitrator appointed by Judicial and Mediation Services (JAMS), which arbitrator need not have the above-described experience. Once the Expert has been selected, each Party shall within [                             ] following selection of the Expert provide the Expert and the other Party with a written report setting forth its position with respect to the substance of the Expert Dispute and may submit a revised or updated report and position to the Expert within [                             ] of receiving the other Party’s report. If so requested by the Expert, each Party shall make oral submissions to the Expert based on such Party’s written report delivered pursuant to this Section 2.1.4(c), and each Party shall have the right to be present during any such oral submissions.

(d) JAMS Supervision. In the event the Expert is a JAMS arbitrator selected by JAMS as provided in Section 2.1.4(c) above, the matter shall be conducted as a binding arbitration in accordance with JAMS procedures, as modified by this Section 2.4.1 (including that the arbitrator shall adopt as his or her decision the position of one Party or the other, as described in Section 2.1.4(e). The arbitrator shall retain a Third Party expert with experience relevant to the specific subject matter of the particular Expert Dispute to assist in rendering such decision, and the expenses of such expert shall be shared by the Parties as costs of the arbitration under Section 2.1.4(f) below.

(e) Determination by the Expert. The Expert shall, no later than [                            ] after the last submission of the written reports and, if any, oral submissions, select one of the Party’s positions as his or her final decision, and shall not have the authority to modify either Party’s position or render any substantive decision other than to so select the position of either Apollomics or RevMab as set forth in their respective written report (as initially submitted, or as revised in accordance with Section 2.1.4(c)., as applicable). The Parties agree that the decision of the Expert shall be the sole, exclusive and binding remedy between them regarding any Expert Dispute presented to the Expert, and the Expert’s decision shall become the decision of the JSC on the matter.

(f) Location; Costs. Unless otherwise mutually agreed upon by the Parties, the in-person portion (if any) of such proceedings shall be conducted in San Francisco, California. The Parties agree that they shall share equally the costs and fees of the Expert in connection with any proceeding under this Section 2.4.1, including the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS if applicable. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses incurred in connection with any proceeding under this Section 2.4.1.

(g) Timetable for Completion in [                            ] The Parties shall use, and shall direct the Expert to use, Diligent Efforts to resolve any Expert Dispute within [                             ] after the selection of the Expert, or if resolution within [                             ] is not reasonably achievable, as determined by the Expert, then as soon thereafter as is reasonably practicable

2.1.5 Meetings of the JSC. The JSC, shall hold meetings at such times as the JSC shall determine, but in no event shall such meeting be held less frequently than once every Calendar Quarter during the period of the Development and/or Discovery activities. The JSC may meet in person or by audio or video conference as the Parties may mutually agree, provided that the JSC meets in person at least once per Calendar Year during the period of Development and Discovery activities are on-going. With respect to in-person meeting of the JSC, the representative shall meet alternately at a location(s) designated by Apollomics and RevMab. Other representative of the Parties, their affiliate and Third Parties involved in the Development and Discovery of a mAb Product may attend such meeting as nonvoting observers. The JSC may upon agreement meet on an ad hoc basis between regularly scheduled meeting in order to address and resolve time-sensitive issues within their purview that may arise from time to time. No action taken at a meeting of the JSC shall be effective unless a representative of each Party is present or participating. Neither Party shall unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

2.1.6 Alliance Manager. Each party shall designate a single alliance manager for all the Development and Discovery activities contemplated under this Agreement. (“Alliance Manager”). Such Alliance Manager will be responsible for the day-to-day coordination of the collaboration contemplated by this Agreement and will serve to facilitate communications between the Parties. Such Alliance Mangers shall have experience and knowledge appropriate for managers with such project management responsibilities. Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.

3.	LICENSE GRANTS AND IP ASSIGNMENTS

3.1 License Grant to Apollomics. Subject to the terms and conditions of this Agreement, RevMab hereby grants and shall cause it Affiliates to grant, to Apollomics: an exclusive (even as to RevMab), sublicensable license under the RevMab Intellectual Property to research, develop, make, have made, use, sell, offer for sale and import mAb Products in the Territory and in the Field, provided that RevMab shall retain the right to perform such Development activities as set forth in the mAb Product Discovery and Testing Plan.

3.2 Development License Grant to RevMab. Subject to the terms and conditions of this Agreement, Apollomics hereby grants and shall cause it Affiliates to grant to RevMab a non-exclusive, non-sublicensable license under the Apollomics Intellectual Property solely for the purpose of Development of the mAb Product(s) pursuant to the terms of this Agreement for Apollomics, its Affiliates, its sublicensees or assigns use.

3.3 Assignment of Collaboration Intellectual Property. RevMab will assign and does hereby assigns all of its right, title, and interest in Collaboration Intellectual Property to Apollomics. RevMab represents and warrants that (a) RevMab has and will have the full right to assign any and all of its right in Collaboration Intellectual Property, free from all claims, liens, security interests or other encumbrances, and (b) all persons that work on behalf of RevMab on the activities described in this Agreement (including all of RevMab employees, agents, contractors and consultants, including any Investigators) are bound herein and have the right to assign such Intellectual Property to Apollomics, free from all claims, liens, security interests or other encumbrances. RevMab agrees to (i) disclose the Collaboration Intellectual Property promptly and fully to Apollomics; (ii) help Apollomics, or anyone Apollomics designates, prepare, file, prosecute, issue and maintain patent applications or seek other protection relating to Collaboration Intellectual Property, at no cost to RevMab, (iii) acknowledge, execute and deliver promptly to Apollomics (without charge to Apollomics but at the expense of Apollomics) written instruments and do such other acts as may be necessary, in the opinion of Apollomics, to file, obtain, maintain or reissue patents, patent applications, or other forms of protection relating to Collaboration Intellectual Property and to vest the entire right and title thereto in Apollomics or Apollomics designee.

3.4 License of Collaboration Intellectual Property Should applicable law preclude RevMab from assigning to Apollomics any Collaboration Intellectual Property, RevMab hereby grants to Apollomics an unlimited, perpetual, irrevocable, worldwide, fully paid-up and royalty-free exclusive license, including the right to sub-license, to make, have made, use, sell, offer for sale, import, export, lease, donate, reproduce, publish, distribute, create derivative works of, and modify products, methods, or services incorporating such Collaboration Intellectual Property. RevMab agrees to sign and deliver to Apollomics any documents required to secure Apollomics rights under this paragraph

3.5 Sharing of Collaboration Data and Know-How. Each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to promptly share and to provide access to all non-clinical Data and other Data and Know-How, within the Collaboration Intellectual Property.

3.6 Sublicense Rights. Apollomics will have the right to grant sublicenses through multiple tiers under the license granted to it under Section 3.1 and 3.4. Each sublicense granted by a Apollomics to a Third Party pursuant to this Section 3.6 (a “Sublicense”) shall (i) be in writing; (ii) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; and (iii) require the applicable sublicensee (the “Sublicensee”) to comply with all applicable terms of this Agreement (except for the payment obligations, for which the Apollomics shall remain responsible). No Sublicense shall diminish, reduce or eliminate any obligation of either Party under this Agreement. Upon reasonable request, the Apollomics shall provide the RevMab with a copy of each Sublicense, provided that the Apollomics may redact any information from such Sublicense to the extent that such redactions do not reasonably impair RevMab’s ability to ensure compliance with this Agreement.

3.7 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including Section 3.1 and 3.4 hereof, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Apollomics and RevMab hereby acknowledge, on behalf of themselves and their respective Affiliates, that (i) copies of research data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) all Data (vii) results related to Clinical Studies, (viii) Regulatory Filings and Regulatory Approvals, (ix) pre-clinical research data and results, and (x) marketing, advertising and promotional materials, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Each of Apollomics and RevMab and agree not to, and to cause their respective Affiliates not to, interfere with the other Party’s or its Affiliate’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use Diligent Efforts to assist the other Party or its Affiliate to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party or its Affiliate to exercise such rights and licenses in accordance with this Agreement.

3.8 No Implied Rights or Licenses. No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party or its Affiliates to the other hereunder are reserved.

4.	DEVELOPMENT, CLINICAL, REGULATORY, MANUFACTURING AND COMMERCIAL EFFORTS

4.1 Development Efforts. Each of RevMab and Apollomics shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the mAb Product Discovery and Testing Plan to identify and Develop one or more mAb Clinical Candidate(s). Each Party and its Affiliates shall conduct its Development activities in good scientific manner and in compliance with applicable Law, including laws regarding environmental, safety and industrial hygiene, and Good Laboratory Practice. Notwithstanding anything to the contrary contained herein, a Party or its Affiliates shall not be obligated to undertake or continue any Development activities with respect to the mAb Clinical Candidate or mAb Products if such Party (or Affiliates) reasonably determines that performance of such Development activity would violate applicable Law.

4.2 mAb Product Discovery and Testing Plan. The Discovery and pre-clinical Development activities of the mAb Product(s), shall be governed by the mAb Product Discovery and Testing Plan, and the Parties agree to conduct all their (and their Affiliates’) Development activities relating to the mAb Products in accordance with the mAb Product Discovery and Testing Plan. The initial mAb Product Discovery and Testing Plan is attached hereto as Exhibit C (which also includes overall total budget figures through the Calendar Year 2020, and the Parties agree to conduct all their (and their Affiliates’) Development activities relating to the mAb Products in accordance with the mAb Product Discovery and Testing Plan, except to the extent otherwise permitted pursuant to Section 4.3. The initial mAb Product Discovery and Testing Plan is attached hereto as Exhibit C (which also includes overall total budget figures for the initial Development Budget.) The mAb Product Discovery and Testing Plan shall allocate responsibility for each Development activity set forth in the mAb Product Discovery and Testing Plan to a Party. The mAb Product Discovery and Testing Plan shall include general study design parameters, specific staffing requirements, the funding budget for each activity and timelines. It is the intent of the Parties that Development of mAb Products in the Field will be conducted in accordance with the following principle, regardless of the specific division of responsibility between the parties for particular activities at any particular time, specifically that the JSC shall serve as a conduit for sharing information, knowledge and expertise relating the Development of the mAb Products The JSC shall review the mAb Product Discovery and Testing Plan not less frequently than annually and shall develop and approve detailed and specific mAb Product Discovery and Testing Plan updates.

4.3 Development Budget. The Development Budget included in the mAb Product Discovery and Testing Plan shall be a budget setting forth the budgeted amounts for Development Costs with respect to activities allocated to the Parties under the mAb Product Discovery and Testing Plan during [                                                                                                                                           ], and shall include for each Party a budget for Development Costs for the Development activities allocated to such Party, broken down by Calendar Quarter with respect to [                                                     ], The budget amounts indicated in Exhibit C for the period through [                                                     ] will constitute the initial budget amounts for the initial Development Budget. Concurrently with the annual update of the mAb Product Discovery and Testing Plan, the JSC shall also prepare and approve and updated Development Budget covering the next Calendar Year.

4.4 Development Costs. RevMab shall use [                                                                  ] of the initial [                                                                 ] paid by Apollomics upon execution of this Agreement for Development Costs. Apollomics will pay for all of the remaining Development Costs.

4.5 Right to Subcontract. Each Party or its Affiliate may subcontract the performance of any Development activities undertaken in accordance with this Agreement to one or more Third Parties (each such Third Party, a “Subcontractor”) pursuant to a written agreement (a “Subcontract”) which shall be consistent with the terms and conditions of this Agreement, shall contain confidentiality provisions no less restrictive than those set forth in Section 10 and shall contain a certification that such Third Party subcontractor has not been debarred, and is not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act, and is not the subject of a conviction described in such section. The JSC shall oversee the performance of Subcontractors under Development activities, and each Party shall have the right from time to time, but not more than once per Calendar Year, to audit the performance of the other Party’s Subcontractors. Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement.

4.6 Clinical, Regulatory, Manufacturing and Commercial Efforts. Apollomics shall use Diligent Efforts to execute and to perform, or cause to be performed the clinical, regulatory, manufacturing and commercial activities of the mAb Product(s). Apollomics, its Affiliates, and subcontractors shall conduct its clinical, regulatory, manufacturing and commercial activities in a good scientific manner and in compliance with applicable Law, including laws regarding environmental, safety and industrial hygiene, and Good Laboratory Practice, Good Clinical Practice, Informed Consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. Notwithstanding anything to the contrary contained herein, Apollomics shall not be obligated to undertake or continue any Clinical, Regulatory, Manufacturing, or Commercial activities with respect to the mAb Products if Apollomics reasonably determines that performance of such activity would violate applicable Law or if the Independent Safety Board determines that a Clinical Trial would pose an unacceptable safety risk for subjects participating in such Clinical Trial. Apollomics will control and be solely responsible for the design, execution, and oversight and costs of all clinical, regulatory, manufacturing and commercial activities. Notwithstanding the foregoing, RevMab shall provide Apollomics with any information regarding Development activities needed for Regulatory Approval and manufacturing.

4.7 Reports. No later than [                                 ] after the end of each Calendar Year, Apollomics and any Sublicensees will provide to RevMab a written update on the progress of the clinical, regulatory, manufacturing and commercial efforts of the mAb Products during such Calendar Year. Such updates will be Confidential Information of Apollomics.

5.	PAYMENT OBLIGATIONS

5.1 Upfront Payment. In partial consideration for the rights granted to Apollomics under this Agreement, Apollomics will pay to RevMab a one-time-only payment of [                                                                                          ] within [                                         ] after the Effective Date; of which [                                                                                  ] shall be use for Development Costs.

5.2 Milestone Payments. In consideration for the rights granted to Apollomics under this Agreement, Apollomics will make the following non-refundable, noncreditable milestone payments to RevMab within [                                 ] after the date of achievement of the relevant milestone for a specific mAb Product, as set forth in the table below.

Milestone payments pursuant to this Section 5.2. Milestone payments will not affect royalty payments. For purposes of clarity, a payment of the milestones below shall be made only once with regard to a specific mAb Product.

Event	Payment
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

5.3 Royalties.

5.3.1 Royalty Rate. In addition to any amounts due to RevMab under Sections 5.1 and 5.2, in consideration for the grant of the license under the RevMab Intellectual Property to Apollomics under Section 3.1 and assignment or license of the Collaboration Intellectual Property, under Sections 3.3 and 3.4 respectively, Apollomics will pay RevMab a royalty of (a) [                                 ] of Net Sales of mAb CD40 Products. Should Apollomics grant a sublicense under the RevMab Intellectual Property to a Third Party that produces or sells its own mAb Products, Apollomics shall cause such sublicensees to pay to RevMab payments as provided in Section 5.3

5.3.2 Royalty Payments. Payments due under Section 5.3 will be made no later than [                                                         ] following the end of each Calendar Quarter with respect to Net Sales in such Calendar Quarter. Each payment under Section 5.3 will be accompanied by a written report showing (a) the Calendar Quarter for which such payment applies, (b) the amount invoiced to or received from Third Parties for mAb Product(s) during such Calendar Quarter, (c) the total deductions from the amount invoiced to arrive at Net Sales payments, (d) the quantities of all mAb Products sold in such Calendar Quarter, and (e) the amount of royalty payments due.

5.3.3 Currency of Payment. All payments to be made under this Agreement will be made in U.S. Dollars. Net Sales made in foreign currencies will be converted into United States Dollars using the average of the month end daily currency exchange rates set forth in The Wall Street Journal (Eastern United States Edition) for each of the [                                             ] included in the Calendar Quarter in which such Net Sales were made.

5.3.4 Method of Payment. Unless otherwise agreed by the parties, all payments due to RevMab under the Agreement shall be made by bank wire transfer to the bank account of RevMab at a designated bank in the country where RevMab resides or provides services or by check made payable to RevMab for delivery where RevMab resides or provides services.

5.3.5 Single Royalty. Royalties payable under Section 5.3 will be payable only once with respect to a particular unit of mAb Product and will be paid only once regardless of the number of RevMab patents applicable to such mAb Product.

5.3.6 Third Party Payments. In the event that a mAb Product contains any technology or requires the use of any intellectual property rights subject to royalties payable to Third Parties, the royalty due to RevMab in accordance with Section 5.3 will be reduced by [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               ]

5.4 Additional Payments to RevMab. Should Apollomics sells or transfers all or a portion of the Apollomic’s Intellectual Property covering a mAb Clinical Candidate or mAb Product and transfer sublicenses to RevMab Intellectual Property associated thereto to a Third Party (an “Acquirer”) for research, development, use, creation of derivatives, produce and sale of its own mAb Products or variations thereof, Apollomics shall require such Acquirer to make the payments set forth above in Sections 5.1, 5.2 and 5.3.1 to RevMab to the extent not already paid by Apollomics and in addition, Apollomics shall pay to RevMab a percentage of the total amount (including any upfront payments, additional milestone payments, licensing fees, additional royalties, and/or any other amounts or consideration) received by Apollomics in accordance with the table below, minus the amounts paid by Apollomics to RevMab, as an upfront payment, any prior milestones paid by Apollomics to RevMab for such mAb Product or mAb Clinical Candidate and any Patent Costs paid by Apollomics covering the Apollomic’s Intellectual Property that is being sold or transferred. For purposes of clarity, sale or transfer shall mean the transfer of ownership of the Intellectual Property to a Third Party and is separate and distinct from sublicensing.

Stage		Percentage of the total amount received by Apollomic that is to be paid to RevMab
After	Before
IND	phase I clinical trial	[ ]%
phase I clinical trial	phase II clinical trial	[ ]%
phase II clinical trial	phase III clinical trial	[ ]%
phase III clinical trial		[ ]%

5.5 Accounting.

5.5.1 Apollomics agrees to determine Net Sales payments using its standard accounting procedures, consistent with this Agreement and with U.S. GAAP to the extent practical as if the mAb Product was a solely owned product of Apollomics. In the case of amounts to be calculated by or using information from Third Parties (for example, Net Sales by Sublicensees), such amounts will be determined in accordance with GAAP in effect in the country in which such Third Party is established.

5.5.2 Apollomics will require its Sublicensees to account for and report their Net Sales of the mAb Product on the same basis as if such sales were Net Sales of the mAb Product by Apollomics.

5.5.3 Tax Withholding. RevMab will be liable for all income, withholding and other taxes (including interest in each case) imposed upon any payments made by Apollomics to RevMab under this Article 5. Apollomics will make all payments due to RevMab under this Agreement with deduction or withholding for taxes to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any such tax required to be withheld on amounts payable under this Agreement will promptly be paid by Apollomics on behalf of RevMab to the appropriate governmental authority, and Apollomics will furnish RevMab with proof of payment of such tax. Prior to making any payments to any appropriate governmental authorities, Apollomics shall first inform RevMab [                                         ] prior to making such payment or withholding. Any such tax required to be withheld will be an expense of and borne by RevMab. Apollomics and RevMab will cooperate with respect to all documentation required by any taxing authority or reasonably requested by the other to secure a reduction in the rate of applicable withholding taxes. If Apollomics is required to make any such deduction it will provide RevMab with such certificates or other documents as it can reasonably obtain to enable RevMab to obtain reasonable relief from double taxation of the payment in question.

6.	RECORDS AND AUDITS

6.1 Records. Apollomics will keep complete and accurate records in sufficient detail to permit RevMab to confirm Apollomics’, its Affiliates’ and Sublicensees’ performance of its obligations under and the accuracy of calculations of all payments made under Article 5. The records to be maintained by each party under this Section 6.1 will be maintained for a minimum of [                                 ] following the year in which the corresponding efforts or payments, as the case may be, were made under this Agreement or longer if by regulatory requirement.

6.2 Audit Request. RevMab will, at its expense (except as provided below), have the right to audit, not more than once during each Calendar Year and during regular business hours, the records maintained by Apollomics under Section 6.1, to determine with respect to any Calendar Year, the accuracy of any report or payment made under this Agreement in the [                                             ] If RevMab desires to audit such records, it will engage an independent, certified public accountant reasonably acceptable to Apollomics, to examine such records under obligations of confidentiality no less protective as those set forth in Section 10. Apollomics declares that each of Big Four audit firms (Deloitte, KPMG, Ernst and Young or PWC) are herewith defined as reasonably acceptable in any case. Such accountant will be instructed to provide to RevMab a report verifying any report made or payment submitted by Apollomics during such period but will not disclose to RevMab any Confidential Information of Apollomics not necessary therefor. The expense of such audit will be borne by RevMab; provided, however, that, if an error, resulting in underpayment by Apollomics of more than [                                 ] in a given Calendar Year is discovered, then such expenses will be paid by Apollomics. If an accountant concludes that additional payment amounts were owed to RevMab during any period, Apollomics will pay such payment amount (including interest thereon from the date such amounts were payable) within [                                         ] of the date RevMab delivers to Apollomics such accountant’s written report so concluding. If an accountant concludes that Apollomics has paid more to RevMab than it was obligated to pay under this Agreement, Apollomics will have a credit in the amount of such overpayment that may be applied against any future amount payable to RevMab. Any Information received by an auditing Party pursuant to this Section 6.2 will be deemed to be Confidential Information of the audited Party.

6.3 Survival. This Article 6 will survive any termination or expiration of this Agreement for a period of [                    ] following the final payment made under this Agreement.

7. INTELLECTUAL PROPERTY

7.1 Existing Intellectual Property. Other than as expressly provided in this Agreement, neither Party grants any right, title, or interest in any intellectual property right Controlled by such Party to the other Party. Title to the RevMab mAb Patents will remain with RevMab.

7.2 Sole or Joint Development Inventions. Apollomics (or its Affiliates) shall exclusively own all intellectual property in accordance with Section 3. Notwithstanding ownership, questions of inventorship shall be resolved in accordance with United States patent laws.

7.3 Clinical, Regulatory, Manufacturing and Commercialization Inventions. Apollomics shall own all inventions conceived solely by Apollomics, its Affiliates, and their employees, agents and consultants or jointly with Third Parties in the performance of the clinical, regulatory, manufacturing and commercialization activities under this Agreement.

7.4 Patent Prosecution and Maintenance of Patent Rights.

7.4.1 Apollomics Prosecution. Apollomics or its Affiliates shall have the first right, but not the obligation, using legal counsel selected by Apollomics to prepare, file, prosecute, validate, maintain and extend the Patent Rights related to or arising from the Development, clinical, regulatory, manufacturing or commercial activities under this Agreement on a global basis. To aid Apollomics in the prosecution, registration, protection, and maintenance of Patent Rights, RevMab will provide information, execute and deliver documents, and perform other acts as Apollomics reasonably requests from time to time at Apollomics expense.

7.4.2 Prosecution of RevMab mAb Patents. On or after the Effective Date, Apollomics will have the first right, but not the obligation, to file, prosecute and maintain all patents and patent applications covering the RevMab Patent Rights (“RevMab mAb Patents”). RevMab will cooperate in all reasonable respects to support Apollomics’ activities under this Section 7.4.2. If Apollomics’ right to defend such claims is not permitted under Applicable Laws, RevMab will, upon Apollomics’s request, act under the direction and supervision of Apollomics to file, prosecute and maintain (as applicable) the RevMab mAb Patents pursuant to such direction. Apollomics will provide RevMab with an opportunity to review and comment on any draft applications and correspondence with patent authorities regarding the RevMab mAb Patents and Apollomics will discuss the selection of countries in which to file applications for the RevMab mAb Patents with RevMab. RevMab hereby authorizes Apollomics to: 1) direct the preparation and filing of patent applications, 2) direct the prosecution of broad patent claims for the mutual benefit of RevMab and Apollomics 3):maintain U.S and non-U.S. issued and granted patents, and 4) be invoiced directly by Apollomics’ outside patent counsel and /or annuity service providers for patent prosecution and associated maintenance fees and costs. In the event that Apollomics decides not to prosecute or maintain a RevMab mAb Patent for which it has responsibility under Section 7.4.2, Apollomics will provide RevMab with notice of this decision at least [                    ] prior to any pending lapse or abandonment of such RevMab mAb Patent. In such event, unless Apollomics’ decision not to file, prosecute or maintain such RevMab mAb Patent is for purposes of optimizing the overall patent coverage of the RevMab mAb Patents, Apollomics will provide RevMab with an opportunity to assume responsibility, at RevMab’s own cost and expense of the filing and/or further prosecution and maintenance of such RevMab mAb Patent. In such case, such filed patent will not be subject to any term or condition of this Agreement.

(a) Responsibility for Costs. Apollomics will be responsible for all costs for filing, prosecuting and maintaining of the RevMab mAb Patent Rights due and accruing after the Effective Date.

(b) Selection of Counsel. Apollomics may select an outside patent counsel (Counsel) law firm staffed by experienced, reputable, and licensed intellectual property attorneys for the prosecution, registration, protection, and maintenance of RevMab mAb Patent Rights. Apollomics will notify RevMab of its selection of Counsel and RevMab will have final approval on such selection, and such approval will not be unreasonably withheld.

(c) Contract with Counsel. RevMab will execute a written agreement with Counsel establishing that: 1) the attorney/client relationship relative to the prosecution, registration, or protection of RevMab mAb Patent Rights will be with RevMab and Apollomics jointly; 2) costs for prosecution, registration, or protection of Patent Rights will be invoiced directly to Apollomics with a courtesy copy of the invoice to RevMab, and 3) RevMab will not be responsible for payment of invoices relating to prosecution, registration or protection of Patent Rights conducted under this Agreement.

(d) Confidential Communications. Apollomics and RevMab have a community of interest with regard to work conducted in relation to Patent Rights due to their common interest in the generation and defense of intellectual property rights relating to mAb Products.

(e) Information. To aid Apollomics in the prosecution, registration, protection, and maintenance of RevMab mAb Patent Rights, RevMab will provide information, execute and deliver documents, and perform other acts as Apollomics reasonably requests from time to time.

(f) In the event that Apollomics decides not to prosecute or maintain a RevMab mAb Patent for which it has responsibility under Section 7.4.2, Apollomics will provide RevMab with notice of this decision at least [                    ] prior to any pending lapse or abandonment of such RevMab mAb Patent, In such event, unless Apollomics’ decision not to file, prosecute or maintain such RevMab mAb Patent is for purposes of optimizing the overall patent coverage of the RevMab mAb Patent, Apollomics will provide RevMab with an opportunity to assume responsibility, at RevMab’s own cost and expense of the filing and/or further prosecution and maintenance of such RevMab mAb Patent. In such case such filed patent will not be subject to any term or condition of this Agreement.

7.5 Infringement of Third Party Rights.

7.5.1 Notice. If the Development, manufacture, or commercialization of a mAb Product results in a claim for intellectual property infringement by a Third Party, the Party first having notice will promptly notify the other Party in writing. The notice will set forth the facts of the claim in reasonable detail.

7.5.2 Third Party Claims. Apollomics will have the first right, but not the obligation, to defend any claims brought by Third Parties alleging infringement of Third Party intellectual property rights in connection with the development, manufacture, or commercialization of a mAb Products. If exercise of Apollomics’s rights under this Section 7.5.2 is not permitted under Applicable Law, RevMab will, upon Apollomics’ request and expense, defend such claims pursuant to the direction and under the supervision of Apollomics. If any action involves a challenge to the validity or enforceability of a RevMab mAb Patent (a “Patent Challenge”), then Apollomics will so notify RevMab and will keep RevMab apprised of progress in such action to the extent relevant to such Patent Challenge and will reasonably consider RevMab’s comments with respect thereto. RevMab will cooperate with Apollomics in such matter at Apollomics’ request.

7.6 Enforcement of Patent Rights

7.6.1 Apollomics will have the first right, but not the obligation, to enforce the Apollomics Patents Rights and RevMab Patent Rights against infringement by Third Parties, which will include the right to control and settle any litigation (subject to the last sentence of Section 7.6.3). If exercise of Apollomics’ rights under this Section 7.6.1 is not permitted under Applicable Laws as to RevMab Patent Rights, RevMab will, upon Apollomics’s request and expense, prosecute such claim pursuant to the direction and under the supervision of Apollomics. In any suit or enforcement action brought under the Apollomics Patent Rights or RevMab Patent Rights in any jurisdiction, each Party shall, and shall cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Apollomics Patent Rights and RevMab Patent Rights and shall agree to be a party to such suit, if necessary. The Party initiating suit shall have the sole and exclusive right to select counsel, mutually acceptable to the Parties (approval of such counsel not to be unreasonably withheld, conditioned or delayed), for any suit initiated by it pursuant to Section 7.6.

7.6.2 If Apollomics does not initiate an action or enter into good faith negotiations with the alleged infringer within [                                         ] after the Parties first discuss such infringement as to RevMab Patent Rights, then RevMab will have the right to enforce the RevMab Patents Rights against such infringer. Apollomics may join RevMab’s defense.

7.6.3 Expenses of proceedings, to the extent related to the development, manufacture or commercialization of the mAb Products, will be borne by the Party bringing such action, and any recoveries will be retained by that Party. If one Party brings any such action or proceeding, the other Party is joined as a party plaintiff and provides assistance, the first Party will reimburse the other Party for any out-of-pocket expenses incurred by providing such assistance. No settlement, consent judgment, or other voluntary final disposition of a suit under Section 7.6 that could adversely affect the other Party’s interest may be entered into without the consent of such other Party (which consent will not be unreasonably withheld, delayed, or conditioned).

7.6.4 Further Actions. Each Party will cooperate with the other Party to execute all documents and take all reasonable actions to effect the intent of this Article

8. REPRESENTATIONS AND WARRANTIES

8.1 The Parties’ Representations and Warranties. Each Party here by represents and warrants to the other Party, as of the Effective Date, as set forth below:

8.1.1 Such Party (a) is a body corporate duly organized and subsisting under the laws of its jurisdiction of organization, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

8.1.2 Such Party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a Party as of the Effective Date, or conflict with the rights granted to any Third Party.

8.1.3 This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.

8.1.4 Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

8.1.5 Such Party has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

8.1.6 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Laws or any contractual obligation or court or administrative order by which such Party is bound.

8.2 RevMab’s Representations, Warranties and Covenants. RevMab hereby represents, warrants and covenants to Apollomics, as set forth below:

8.2.1 It owns all right, title and interest in and to the RevMab mAb Patents, free and clear of any encumbrances, and no Inventors have any retained rights in any RevMab mAb Patents.

8.2.2 It has the right to grant the licenses and rights it purports to grant pursuant to this Agreement.

8.2.3 It is not aware of any pending or threatened litigation, nor has it received any written communications from Third Parties, alleging that the RevMab mAb Patents are invalid or unenforceable or that the use of the inventions claimed therein will constitute a misappropriation of any rights of any Third Party, and it has no knowledge of any facts that would constitute a reasonable basis for any such allegation.

8.2.4 As of the Effective Date, no Third Party has any ownership or license interest in or to any RevMab mAb Patent Right.

8.2.5 There have been no deliberate material inaccuracies, defects in or omissions from any filings with respect to the RevMab mAb Patents that could reasonably render any of the RevMab mAb Patents to be invalid or unenforceable.

8.2.6 Except as provided in this Agreement, RevMab will not pledge, sell, lease, transfer, license, assign or otherwise make subject to a claim, mortgage, pledge, lien, charge, lease, security interest, hypothecation, easement, option or similar encumbrance any RevMab mAb Patents.

8.3 Apollomics’ Representations, Warranties and Covenants. Apollomics hereby represents, warrants and covenants to RevMab, as set forth below:

8.3.1 Apollomics will maintain in force and at its sole cost and expense, with a reputable insurance company(ies), general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against its activities in relation to this agreement, including arising under Article 9, and RevMab will have the right to require from time to time proof that such coverage exists, such right to be exercised in a reasonable manner.

9. MUTUAL INDEMNIFICATION

9.1 Apollomics’ Right to Indemnification. RevMab will indemnify, defend, and hold harmless Apollomics and its Affiliates, and their respective employees, officers, independent contractors, consultants, or agents, and their respective successors, heirs and assigns and representatives (the “Apollomics Indemnitees”), from and against any and all Third Party claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (“Losses and Claims”), to the extent arising out of or relating directly to (a) the negligence, recklessness, or wrongful intentional acts or omissions of RevMab, its Affiliates or its or their respective employees, officers, independent contractors, consultants, or agents, in connection with RevMab’s performance of its obligations or exercise of its rights under this Agreement; and (b) any breach by RevMab of any representation, warranty, covenant, or obligation set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any negligence, recklessness, willful misconduct, or breach of this Agreement by Apollomics or a Apollomics Indemnitee.

9.2 RevMab’s Right to Indemnification. Apollomics will indemnify, defend, and hold harmless RevMab and its Affiliates, and their respective employees, officers, independent contractors, consultants, or agents, and their respective successors, heirs and assigns and representatives (the “RevMab Indemnitees”), from and against any and all Losses and Claims, to the extent arising out of or relating to, directly or indirectly: (a) the negligence, recklessness, or wrongful intentional acts or omissions of Apollomics, its Affiliates, and/or its Sublicensees and its or their respective employees, officers, independent contractors, consultants, or agents, in connection with Apollomics’ performance of its obligations or exercise of its rights under this Agreement; (b) any breach by Apollomics of any representation, warranty, covenant, or obligation set forth in this Agreement; (c) the development, use, manufacture and/or commercialization of any mAb Product actually conducted by or for Apollomics or any of its Affiliates, Sublicensees, agents, and independent contractors under this Agreement upon or after the Effective Date; except in any such case for Losses and Claims to the extent reasonably attributable to any negligence, recklessness, willful misconduct, or breach of this Agreement by RevMab or a RevMab Indemnitee.

9.3 Process for Indemnification. A Party’s obligation to defend, indemnify and hold harmless the other Party under this Article 9 will be conditioned upon the following:

9.3.1 A Party seeking indemnification under this Article 9 (the “Indemnitee”) will give prompt written notice of the claim to the other Party (the “Indemnitor”).

9.3.2 Each Party will furnish promptly to the other Party, copies of all papers and official documents received in respect of any Losses and Claims. The Indemnitee will cooperate as requested by the Indemnitor in the defense against any Losses and Claims.

9.3.3 The Indemnitor will have the right to assume and control the defense of the indemnification claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the

Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If exercise of the Indemnitor’s right to assume and control the defense is not permitted under Applicable Laws, the Indemnitee will, upon the Indemnitor’s request, act pursuant to the direction and under the supervision of the Indemnitor to defend the indemnification claim at Indemnitor’s cost and expense. If the Indemnitor does not assume the defense of the indemnification claim or direct the Indemnitee to do so at Indemnitor’s expense, as described in this Section 9.3.3, the Indemnitee may defend the indemnification claim but will have no obligation to do so. The Indemnitee will not settle or compromise the indemnification claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise the indemnification claim in any manner which would have an adverse effect on the Indemnitee’s interests (including without limitation any rights under this Agreement or the scope or enforceability of the RevMab mAb Patents, or Confidential Information or other rights licensed to Apollomics by RevMab hereunder), without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld, delayed, or conditioned. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Article 10.

9.3.4 The Indemnitor will not be liable for any settlement or other disposition of Losses and Claims by the Indemnitee which is reached without the written consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned, or delayed.

10. CONFIDENTIALITY

10.1 Confidentiality. For the term of this Agreement and for a period of [                    ] thereafter, each Party will maintain in confidence all Information of the other Party disclosed or provided to it by the other Party (together with all embodiments thereof, the “Confidential Information”). Confidential Information also includes Information generated hereunder, and Information regarding intellectual property and confidential or proprietary Information of Third Parties, in each case as described by one Party to the other Party. The terms and conditions of this Agreement also will be deemed Confidential Information of both Parties.

10.2 Degree of Care; Permitted Use. Each Party will take reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps will be no less protective than those steps that such Party takes to protect its own Confidential Information of a similar nature, and in no event less than a reasonable degree of care. Neither Party will use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement, and neither Party will copy any Confidential Information of the other Party except as may be reasonably necessary or useful for such purposes. All Confidential Information of a Party, including without limitation all copies and derivations thereof, is and will remain the sole and exclusive property of the disclosing Party and subject to the restrictions provided for herein. Neither Party will disclose any Confidential Information of the other Party other than to those of its directors, officers, Affiliates, employees, actual or potential licensors, acquirers or investors, independent contractors, actual or potential Sublicensees, actual or potential assignees, agents, and external advisors directly involved in or concerned with the carrying out of this Agreement, on a strictly applied “need to know” basis; provided, however, that such persons and entities are subject to confidentiality and non-use obligations at least as stringent as the confidentiality and non-use obligations provided for in this Article 10. Except to the extent expressly permitted under this Agreement, the receiving Party may not use Confidential Information of the disclosing Party in applying for patents or securing other intellectual property rights without first consulting with, and obtaining the written approval of, the disclosing Party (which approval will not be unreasonably withheld, delayed, or conditioned).

10.3 Exceptions. The obligations of confidentiality and non-use set forth in Section 10.2 will not apply to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous written records was (a) known to the general public at the time of its disclosure to the receiving Party, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party or anyone to whom the receiving Party disclosed such Confidential Information; (b) known by the receiving Party prior to the date of disclosure by the disclosing Party as demonstrated by such Party’s written records; (c) disclosed to the receiving Party on an unrestricted basis from a source unrelated to the disclosing Party and not under a duty of confidentiality to the disclosing Party; or (d) independently developed by the receiving Party by personnel that did not have access to or use of Confidential Information of the disclosing Party as demonstrated by such Party’s written records. Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the receiving Party unless the combination itself are published or known to the general public or are in the rightful possession of the receiving Party.

10.4 Permitted Disclosures. The obligations of confidentiality and non-use set forth in Section 10.2 will not apply to the extent that the receiving Party is required to disclose Information pursuant to (a) an order of a court of competent jurisdiction, (b) Applicable Laws such as the Freedom of Information and Protection of Privacy Act of Ontario, (c) regulations or rules of a securities exchange, (d) requirement of a governmental agency for purposes of obtaining approval to test or market the mAb Product(s), (e) disclosure of Confidential Information to a patent office for the purposes of filing for a patent as permitted in this Agreement, or (f) the exercise by each Party of its rights granted to it under this Agreement or its retained rights; provided that, in the case of (a) through (d), the receiving Party will provide prior written notice thereof to the disclosing Party and sufficient opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefore and in the case of (f), provided that such disclosure is made under confidentiality obligations and restrictions on use comparable to those set forth in this Article 10.

10.5 Return of Confidential Information. Each Party will destroy all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement, or destroy such Confidential Information, at the disclosing Party’s election and written request. The receiving Party will provide a written confirmation of such destruction within thirty (30) days of such destruction. Notwithstanding the above, the receiving Party may retain one copy for legal purposes as a record of its obligations under this Agreement. In addition, the destruction obligation does not apply to copies of Confidential Information stored in system-type media, such as for example service system caches and backup tapes, provided that such media are not readily accessible to users.

10.6 Public Disclosure. Neither Party will disclose the terms of this Agreement except with the prior written consent of the other Party; provided, however, that subject to Section 10.4, each Party may make any disclosure required by Applicable Laws or rules of a securities exchange. Notwithstanding the foregoing, Apollomics will have the right to issue press releases, investor presentations, and other public presentations relating to the mAb Products at any time in its sole discretion, and RevMab may disclose that a license exists, and the identity of the RevMab mAb Patents which are licensed.

10.7 Publications. RevMab may publish results of any research on the RevMab mAb Antibody after providing to Apollomics a copy of any proposed publication, presentation or other public disclosure containing the results (“Publication”) at least [                    ] in advance of the submission of such Publication in order for Apollomics to review and comment thereon. RevMab will remove from such Publication any of Apollomics’ Confidential Information identified by Apollomics. If Apollomics determines that the Publication contains patentable improvements, Apollomics can request that the Publication be delayed up to[                                 ] so that Apollomics can file or request RevMab to file, under the direction and supervision of Apollomics, intellectual property protection of such improvement. Any such intellectual property will become licensed under this Agreement and be added to the definition of “RevMab mAb Patent(s).” Apollomics may publish results of any clinical trials or studies or commercial materials regarding the mAb Products.

11. TERM AND TERMINATION

11.1 Term. The term of this Agreement will commence as of the Effective Date and, unless sooner terminated as specifically provided in this Agreement, will continue in effect on a country by country basis per mAb Product in the Territory until the date upon which no Valid Claim of a RevMab Ab Patent or Apollomics Patent covering a mAb Product exists or for a period of [                    ] whichever is later (“Term”).

11.2 Termination by Apollomics. Apollomics will have the right to terminate this Agreement at any time, with or without cause, by providing [                    ] prior written notice of its intent to terminate the Agreement to RevMab. In the event such termination, Apollomics will continue to be obligated to pay any milestone payments and royalties due to RevMab pursuant to Sections 5.2 and 5.3 that accrued prior to such termination.

11.3 Termination for Material Breach. In the event of a material breach of either Party of its obligations under this Agreement, it may give notice of such breach to the other Party, which Party will have [                    ] in which to remedy such breach. Such [                    ] period will be extended in the case of a breach not capable of being remedied in such [                    ] period so long as the breaching Party uses diligent efforts to remedy such breach and is pursuing a course of action that, if successful, will effect such a remedy. If such alleged breach is not remedied in the time period set forth above, the non-breaching Party will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement upon further written notice to the other Party. In the event of a dispute regarding any payments due and owing hereunder, all undisputed amounts will be paid when due and the balance, if any, will be paid promptly after settlement of the dispute including any accrued interest thereon.

11.4 Termination upon Insolvency. To the extent permitted under Applicable Law, this Agreement shall terminate automatically and immediately if, at any time, Apollomics files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Apollomics or of its assets, or if Apollomics proposes a written agreement of composition or extension of its debts, or if Apollomics is served with an involuntary petition against it, filed in any insolvency proceeding, or if Apollomics proposes or is a Party to any dissolution or liquidation, or if Apollomics makes an assignment for the benefit of its creditors.

11.5 Consequences of Expiration; Termination.

11.5.1 Upon expiration of this Agreement pursuant to Section 11.1, the licenses granted to Apollomics under this Agreement will become fully paid-up, perpetual, irrevocable and royalty-free.

11.5.2 If Apollomics terminates this Agreement pursuant to Section 11.2 or RevMab terminates this Agreement pursuant to Sections 11.3 or 11.4, then as of the effective date of such termination, all rights granted to Apollomics, including but not limited to the license grant pursuant to Section 3.1, will terminate and all such rights will revert in their entirety to RevMab.

11.6 Surviving Obligations.

11.6.1 The obligations of the Parties under Article 1 (Definitions), Article 6 (Records and Audits), Article 9 (Mutual Indemnification, solely to the extent related to activities conducted during the Term of the Agreement), Article 10 (Confidentiality), Article 12 (Limitation of Liability and Exclusion of Damages; Disclaimer of Warranty), Article 14 (Miscellaneous) and Sections 5.1 through 5.4 (Upfront Payment; Development Milestones; Royalties, to the extent payments accrued but remain unpaid), 11.5 (Consequences of Termination) ,11.6 (Surviving Obligations), 11.7 (Accrued Rights) and 11.8 (Rights in Bankruptcy) of this Agreement will survive the termination or expiration of this Agreement.

11.6.2 In such event that termination under Section 11.3 is initiated by Apollomics, RevMab will cooperate with Apollomics to support any actions or proceedings relating to the enforcement, defense, prosecution, filing or maintenance of the RevMab mAb Patents occurring or ongoing as of or after such termination.

11.7 Accrued Rights. Termination or expiration of this Agreement will not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement. Termination by a Party will not be an exclusive remedy and all other remedies will be available to the terminating Party, in equity and at law.

11.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by RevMab are, and will otherwise be deemed to be, for purposes of Section 365(11) of the United States Bankruptcy Code or the equivalent thereof outside the United States, licenses of right to “ intellectual property” as defined under Section 91 of the United States Bankruptcy Code. The Parties agree that Apollomics, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Patties further agree that, in the event of the commencement of a bankruptcy proceeding by or against RevMab under the United States Bankruptcy Code, Apollomics will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Apollomics’ possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Apollomics’ written request therefor, unless RevMab elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of RevMab upon written request therefor by Apollomics.

12. LIMITATION OF LIABILITY AND EXCLUSION OF DAMAGES; DISCLAIMER OF WARRANTY.

12.1 EXCEPT IN THE CASE OF A BREACH OF ARTICLE 10, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 9, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

12.2 [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                ]

12.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THE LICENSED REVMAB mAb PATENTS, OR mAb PRODUCTS, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, PATENTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

12.4 [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                ]

13. COMPLIANCE WITH LAWS

13.1 Laws. In no event shall Apollomics be obligated under this Agreement to take any action or omit to take any action that Apollomics believes in good faith would cause it to be in violation of any laws of the U.S. or any foreign jurisdiction, including, without limitation, the U.S. Foreign Corrupt Practices Act.

14. MISCELLANEOUS.

14.1 Agency. Neither Party is, nor will be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

14.2 Assignment. Neither Party may assign this Agreement without prior written consent from the other Party, except that no such consent will be required for a Party to assign its rights or transfer its obligations to its Affiliates or in connection with the sale or transfer of the majority of its stock or all or substantially all of its assets to which this Agreement relates, whether as part of a merger, acquisition, or asset sale. This Agreement will be binding upon and inure to the successors and permitted assignees of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 14.2 will be null and void.

14.3 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.4 Force Majeure. Neither Party will be liable or responsible to the other Party for loss or damages, nor will it have any right to terminate this Agreement for any default or delay attributable to any event beyond its reasonable control and without its fault or negligence, including but not limited to acts of God, acts of government (including injunctions), fire, flood, earthquake, strike, lockout, labor dispute, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, casualty or accident, civil commotion, acts of public enemies, acts of terrorism or threat of terrorist acts, blockage or embargo and the like (a “Force Majeure Event”); provided, however, that in each such case the Party affected will use reasonable efforts to avoid such occurrence and to remedy it promptly. The Party affected will give prompt notice of any such cause to the other Party. The Party giving such notice will thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for [                    ] thereafter, and the Party receiving notice will be similarly excused from its respective obligations which it is thereby disabled from performing; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause. Notwithstanding the foregoing, nothing in this Section 14.4 will excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

14.5 Notices. All communications hereunder will be in writing, or electronic mail, and will be deemed to have been duly given (i) upon personal delivery, (i) upon deposit with a recognized courier with next-day delivery instructions, (ii) one (1) business day after sending, if sent by electronic mail and no delivery failure notification has been received; or (iii) upon confirmation of transmission, if sent via mail, to the address set forth below or such other address as either party may specify by notice sent in accordance with this Section 14.5:

Notice to Apollomics:

Attn:	Sanjeev Redkar, CEO
Address:	Apollomics Inc. 989 E. Hillsdale Blvd, Suite 220 Foster City, CA 94404 USA
Email:	Sanjeev. Redkar@apollomicsinc.com

With a copy to:

Attn:	Apollomics Office of Legal Affairs
Address:	Apollomics Inc. 989 E. Hillsdale Blvd, Suite 220 Foster City, CA 94404 USA

Notice to RevMab

Attn:	Yaohuang Ke, CEO
Address:	830 Dubuque Ave. South San Francisco, CA 94080

Email:	Yaohuang.ke@revmab.com

14.6 Amendment. No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.7 Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

14.8 Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission, PDF, or electron form shall be deemed to be original signatures.

14.9 Construction. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement. Except where the context otherwise requires, wherever used the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

14.10 Governing Law & Arbitration. Unless otherwise provided herein, this Agreement will be governed by and interpreted in accordance with the substantive laws of the State of California, without regard to its or any other jurisdiction’s choice of law rules or conflict of law rules that would result in the application of the laws of any other jurisdiction, except that for patent matters the laws of the jurisdiction in which such patent application or patent is filed or granted will apply. Any contractual dispute arising out of or relating to this Agreement not designated as a decision to be determined by the JSC, i.e., any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, and further including any such controversy or claim involving any parent company, subsidiaries, or affiliates under common control of any Party, in each case will be submitted for final, binding resolution to arbitration pursuant to the Non- Administered Arbitration Rules then in effect for the International Institute for Conflict Prevention and Resolution (“CPR”) (available at http://www.cpradr.org), or successor, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in San Francisco, California., the number of arbitrators shall be one (1) and the arbitrator shall decide the issues presented in accordance with the substantive law of California and may not apply principles such as “amiable compositeur” or “natural justice and equity.” The arbitrator shall render a written opinion stating the reasons upon which the award is based. No punitive or exemplary damages may be granted by the arbitrator. The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. The arbitration hearings and award shall not be made public by either Party without the joint consent of the Parties, except to the extent either Party is required to disclose such information by applicable Laws (or applicable rules of a public stock exchange). The costs of such arbitration, including administrative and arbitrator’ fees, and the fees of any expert retained by the arbitrator, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE WITHIN THE SCOPE OF THE AGREEMENT TO ARBITRATE AS SET FORTH IN THIS SECTION 14.10

14.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the Parties will seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

14.12 Entire Agreement. This Agreement and the Exhibits attached hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties, and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof. Neither Party will be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

14.13 Use of Name. Neither Party shall not use the other Party’s name or any adaptation of it or the name or names of any of the other Party’s employees or inventors in any advertising, promotional or sales literature relating to this Agreement without the prior written approval of the other Party. Notwithstanding the foregoing, the Parties may use the name of the other Party in a publication as set forth above to acknowledge that Parties contribution.

Apollomics, Inc.		RevMab Biosciences, Inc.

By:	/s/ Sanjeev Redkar	By:	/s/ Yaohuang Ke
Print Name:	Sanjeev Redkar	Print Name:	Yaohuang Ke
Print Title:	President	Print Title:	CEO

Date:	Nov 21, 2019	Date:	Nov 18, 2019

AMENDMENT NO. 1

TO

COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 (“Amendment”), effective January 12, 2021 (“Amendment Effective Date”), serves to amend the Collaboration and License Agreement, dated November 12, 2019, as may be amended from time to time, (“Agreement”) and is by and between RevMab Biosciences USA, Inc. (“RevMab”) and Apollomics, Inc. (“Apollomics”). Capitalized terms not otherwise defined herein take their respective meanings from the Agreement. Apollomics and RevMab may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Apollomics and RevMab wish to amend the terms of the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

1. Exhibits. Exhibits B, C and D of the Agreement shall be deleted and replaced in their entirety, with the attached Exhibit B, C and D herein. All terms for CD40 mAb Product are applied to MerTK mAb Product and incorporated herein by reference.

2. General.

a. Conflicting Terms. Except as expressly set forth herein, all provisions of the Agreement remain in full force and effect.

b. Counterparts. This Amendment may be executed in any number of counterparts, each of which, when executed, will be deemed an original and all of which together constitute one and the same instrument, including if such counterparts are delivered by electronic means, such as by Adobe Portable Document Format (PDF) sent by electronic mail.

IN WITNESS WHEREOF, the Parties have by duly authorized persons, executed this Amendment, as of the Amendment Effective Date.

APOLLOMICS, INC.		REVMAB BIOSCIENCES USA, INC.

By:	/s/ Sanjeev Redkar	By:	/s/ YaoHuang Ke

Name:	Sanjeev Redkar	Name:	YaoHuang Ke

Title:	President	Title:	CEO

Date:	January 14, 2021	Date:	January 12, 2021

Exhibit B

[* * *]

Exhibit C

[* * *]

Exhibit D

[* * *]

AMENDMENT NO. 2

TO

COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 2 (“Amendment”), effective February 2, 2022 (“Amendment Effective Date”), serves to amend the Collaboration and License Agreement, dated November 12, 2019, as amended, (“Agreement”) and is by and between RevMab Biosciences USA, Inc. (“RevMab”) and Apollomics Inc. (“Apollomics”). Capitalized terms not otherwise defined herein take their respective meanings from the Agreement. Apollomics and RevMab may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Apollomics and RevMab wish to amend the terms of the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows;

1. Exhibits. Exhibits D of the Agreement shall be amended to include the additional scope of work, attached. All terms for CD40 Ab are applied to MerkTK Ab and incorporated herein by reference.

2. General.

a. Conflicting Terms. Except as expressly set forth herein, all provisions of the Agreement remain in full force and effect.

b. Counterparts. This Amendment may be executed in any number of counterparts, each of which, when executed, will be deemed an original and all of which together constitute one and the same instrument, including if such counterparts are delivered by electronic means, such as by Adobe Portable Document Format (PDF) sent by electronic mail.

IN WITNESS WHEREOF, the Parties have by duly authorized persons, executed this Amendment, as of the Amendment Effective Date.

APOLLOMICS INC.		REVMAB BIOSCIENCES USA, INC.

By:	/s/ Sanjeev Redkar	By:	/s/ Yaohuang Ke
Name:	Sanjeev Redkar	Name:	Yaohuang Ke
Title:	President	Title:	CEO

Date:	February 3, 2022	Date:	Feb. 7, 2022

ATTACHMENT A

[* * *]